UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Hector Communications Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

HECTOR COMMUNICATIONS CORPORATION

211 South Main Street
Hector, Minnesota 55342

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 24, 2005

Notice is hereby given that the Annual Meeting of Shareholders of Hector Communications Corporation will be held at the offices of Communications Systems, Inc., located at 6475 City West Parkway, Eden Prairie, Minnesota, on Tuesday, May 24, 2005 beginning at 2:00 p.m., Central Daylight Time, for the following purposes:

1.                To elect three (3) directors to hold office until the 2008 Annual Meeting of Shareholders, or until their respective successors is elected.

2.                To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 31, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors
Paul N. Hanson
Secretary
Hector, Minnesota
April 12, 2005

If you expect to attend the Annual Meeting of Shareholders and are not familiar with the location of the Communications Systems, Inc. offices in Eden Prairie, Minnesota, we recommend you call 1-800-852-8662 and request that directions be sent to you by mail, email or fax.

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

HECTOR COMMUNICATIONS CORPORATION

PROXY STATEMENT

HECTOR COMMUNICATIONS CORPORATION

PROXY STATEMENT

GENERAL INFORMATION

Information Regarding the Annual Meeting

This Proxy Statement is furnished to the shareholders of Hector Communications Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders that will be held at the Company’s offices at 6475 City West Parkway, Eden Prairie, Minnesota, on Tuesday, May 24, 2005, beginning at 2:00 p.m. Central Daylight Time or at any adjournment or adjournments thereof. The cost of this solicitation will be paid by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, telegraph or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company’s Common Stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

Solicitation and Revocation of Proxies

Any proxy may be revoked at any time before it is voted by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a proxy by written request or in person at the Annual Meeting. If not so revoked, the shares represented by such proxy will be voted by the persons designated as proxies in favor of the matters indicated. In the event any other matters properly come before the meeting calling for a vote of shareholders, the persons named as proxies will vote in accordance with their judgment on such matters. The Company’s corporate offices are located at 211 South Main Street, Hector, Minnesota 55342, and its telephone number is (320) 848-6611. The mailing of this Proxy Statement to shareholders of the Company commenced on or about April 18, 2005.

Voting Securities and Record Date

The total number of shares outstanding and entitled to vote at the meeting as of March 31, 2005 consisted of 3,742,147 shares of $.01 par value Common Stock. Each share of Common Stock is entitled to one vote. Cumulative voting in the election of directors is not permitted. Only shareholders of record at the close of business on March 31, 2005 will be entitled to vote at the meeting. The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business. In addition to its outstanding Common Stock, the Company had outstanding on the record date 157,800 shares of non-voting Convertible Preferred Stock. See “Security Ownership of Certain Beneficial Owners and Management” herein.

Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on any particular item of business would not constitute a quorum for the transaction of business at the meeting, then that item must be approved by holders of a majority of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Annual Meeting of Shareholders will be tabulated at the meeting to determine whether or not a quorum is present. Abstentions on a particular item of business will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of the matter. For shares held in street name, if a broker indicates on the proxy that it does not have discretionary authority as to such shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter, but they are counted as present for the purpose of determining the presence of a quorum.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our Board of Directors is committed to sound and effective corporate governance practices. We periodically review our governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We also review the provisions of the Sarbanes-Oxley Act of 2002, rules of the Securities and Exchange Commission (“SEC”) and listing standards of the American Stock Exchange (“AMEX”) to ensure continued compliance by the Company.

You can access our committee charters and other corporate governance materials in the “Investor Relations” section of our website at http://www.hectorcom.com or by writing to our Corporate Secretary at: Hector Communications Corporation, 211 South Main Street, Hector, Minnesota 55342, or by sending an email to the Corporate Secretary at phanson@hcctel.net.

The Board, Board Committees and Meetings

Meeting Attendance.   Our Board of Directors meets regularly during the year to review matters affecting our Company and to act on matters requiring Board approval. Each of our directors is expected to make a reasonable effort to attend all meetings of the Board, applicable committee meetings and our annual meeting of shareholders. During 2004, the Board of Directors met four times. Each of the directors attended at least 75% of the meetings of the Board and committees on which he or she served. With the exception of Ronald J. Bach, all of our directors attended our 2004 Annual Meeting of Shareholders.

Board Committees.   Our Board of Directors has established the following committees: Audit, Compensation, and Corporate Governance and Nominating. Only members of the Board serve on these committees. The following information is provided with respect to each of these three Committees.

Audit Committee.   The Audit Committee is responsible for the engagement, retention and replacement of the independent auditors, approval of transactions between the Company and a director or executive officer unrelated to service as a director or officer, approval of non-audit services provided by the Company’s independent auditor, oversight of the Company’s internal controls and the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters. Olsen Thielen & Co., Ltd., the Company’s independent public accountants, reports directly to the Audit Committee. The

Audit Committee operates under a formal charter that was most recently amended as of March 29, 2004. The current members of the Audit Committee are Ronald J. Bach, Chair, Paul A. Hoff and Gerald D. Pint. Each of these individuals is independent as defined by SEC rules and AMEX listing standards and the Board of Directors has determined that Ronald J. Bach qualifies as the committee’s financial expert. The Audit Committee met five times during 2004. The report of the Audit Committee is found on page 16.

Compensation Committee.   The Compensation Committee provides oversight of the overall compensation strategy of the Company, reviews and recommends to the Board of Directors the compensation of the Company’s Chief Executive Officer and the other executive officers, administers the Company’s equity based compensation plans and oversees the Company’s 401(k) plan and similar employee benefit plans. The Compensation Committee operates under a charter approved by the Board. The current members of the committee are Paul A. Hoff, Chair and Luella G. Goldberg. Each of these individuals is independent under AMEX listing standards. The Compensation Committee met two times during 2004. The report of the Compensation Committee is found on page 11.

Governance and Nominating Committee.   The Governance and Nominating Committee is responsible for reviewing the size and composition of the Board, identifying individuals qualified to become Board members, recommending to the Board of directors nominees to be elected at the annual meeting of shareholders, reviewing the size and composition of Board committees, facilitating Board self-assessment and reviewing and advising regarding strategic direction and strategic management. The Committee operates under a charter approved by the Board. The current members of the committee are James O. Ericson, Luella G. Goldberg and Ronald J. Bach. Each of the members of the Governance and Nominating Committee is independent under AMEX listing standards. The Committee met two times during 2004.

Executive Committee.   Pursuant to authorization in the bylaws, the Executive Committee has the authority to act on behalf of the Board of Directors and the Company with respect to matters requiring Board action that arise between meetings of the Board or otherwise as it has been authorized to act by the Board of Directors. The current members of the Committee are Paul N. Hanson, Paul A. Hoff, Curtis A. Sampson and Steven H. Sjogren. The Committee did not meet in 2004.

Director Independence

The Board of Directors has adopted director independence guidelines that are consistent with the definitions of “independence” set forth in Section 301 of the Sarbanes-Oxley Act of 2002, Rule 10A-3 under the Securities Exchange Act of 1934 and AMEX listing standards. In accordance with these guidelines, the Board of Directors has reviewed and considered facts and circumstances relevant to the independence of each of our directors and director nominees and has determined that Ronald J. Bach, James O. Ericson, Luella G. Goldberg, Paul A. Hoff and Gerald D. Pint each qualify as “independent.”

Director Nominations

Our Governance and Nominating Committee is the standing committee responsible for recommending to our full Board of Directors the nominees for election as directors at our annual shareholder meetings. In making its recommendations, the Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications. Among other things, the Committee considers: relevant experience, integrity, ability to make independent analytical inquiries, ownership of or commitment to purchase the Company’s common stock, understanding of the Company’s business, relationships and associations related to the Company’s business, personal health and a willingness to devote adequate time and effort to Board responsibilities, all in the context of an assessment of the perceived needs of the Board when consideration is undertaken.

Although we have never received a submission in the past, the Board will consider qualified candidates for director that are submitted by our shareholders. Shareholders can submit qualified candidates, together with appropriate biographical information, to the Governance and Nominating Committee at Hector Communications Corporation, 211 South Main Street, Hector, Minnesota 55342. Submissions will be forwarded to the Governance and Nominating Committee for review and consideration. Any shareholder desiring to submit a director candidate for consideration at our 2006 Annual Meeting of Shareholders must ensure that the submission is received by the Company no later than December 1, 2005 in order to provide adequate time for the Governance and Nominating Committee to properly consider the candidate. A shareholder wishing to formally nominate a director candidate should follow the procedure set forth on page 18 under “Shareholder Nominations.”

Director Compensation

Each non-employee member of the Board is paid a monthly fee of $850 plus $600 for each Board or committee meeting attended in person and $300 for each Board or committee meeting in which the director participates by phone. Messrs. Curtis A. Sampson, Steven H. Sjogren and Paul N. Hanson, who are otherwise employed by the Company, receive no additional compensation for service on the Board.

Each non-employee member of the Board of Directors nominated for reelection or continuing in office receives at the time of each annual meeting of the shareholders an option to purchase 3,000 shares of the Company’s Common Stock. Each director’s option provides for an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant and is exercisable over a ten-year period beginning six months after the date the option is granted.

Code of Ethics and Business Conduct

We have a Code of Ethics and Business Conduct (the “Code”) applicable to all of the Company’s officers, directors, employees and consultants that establishes guidelines for professional and ethical conduct in the workplace. The Code also contains guidelines applicable to the Company’s senior financial officers, including the chief executive officer, principal financial officer, principal accounting officer, and others involved in the preparation of the Company’s financial reports, that are intended to promote the ethical handling of conflicts of interest, full and fair disclosure in periodic reports filed by the Company and compliance with laws, rules and regulations concerning such periodic reporting. A copy of the Code is available on the “Investor Relations” page of our website at http://www.hectorcom.com and is also available by writing to our Corporate Secretary at: Hector Communications Corporation, 211 South Main Street, Hector, Minnesota 55342.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board of Directors is presently comprised of nine director positions, divided into three classes, with each class of directors serving staggered three-year terms. The Governance and Nominating Committee has considered and recommends that the Company’s shareholders elect Ronald J. Bach, Curtis A. Sampson and Steve H. Sjogren, each of whom currently serves as a director, for a three-year term expiring in 2008. The Governance and Nominating Committee believes that each nominee will be able to serve as a director, however, should a nominee be unable to serve, the persons named as proxies have advised that they will vote for the election of such substitute nominee as the Governance and Nominating Committee may recommend and the Board of Directors may propose.

Information regarding the nominees and other directors filling unexpired terms, including information regarding their principal occupations currently and for the preceding five years, is set forth below. Ownership of Common Stock of the Company is given as of March 31, 2005. To the best of the Company’s knowledge, unless otherwise indicated below, the persons indicated possess sole voting and investment power with respect to their stock ownership.

Name and Age	Principal Occupation and Other Directorships	Director Since	Current Term Expires	Amount of Stock Owned		Percent of Outstanding Stock
Nominees Proposed for Election for Term Expiring in 2008
Ronald J. Bach (70)	Certified Public Accountant; Audit Partner, Deloitte & Touche, LLP, from 1953 until his retirement in 1991; Director of ACT Teleconferencing, Inc. (audio and video conferencing).	2002	2005	8,000	(1)	*
Curtis A. Sampson (70)†	Chairman and Chief Executive Officer of the Company; Chairman of the Board, President and Chief Executive Officer of Communications Systems, Inc. (telecommunications manufacturing); Chairman of the Board of Canterbury Park Holding Corporation (thoroughbred horse racing and card club wagering).	1990	2005	513,391	(2)	13.55%
Steven H. Sjogren (61)†	President and Chief Operating Officer of the Company.	1990	2005	168,533	(3)	4.46%

Directors Serving Unexpired Terms
Luella Gross Goldberg (67)	Trustee, University of Minnesota Foundation since 1975; Chair, from 1996 to 1998. Trustee Emerita, Wellesley College since 1996; Trustee, 1978 to 1996; Acting Pres. during 1993; Chair of Board of Trustees, 1985 to 1993. Member, Carlson School Board of Overseers, Univ. of Minnesota, since 1979. Director, TCF Financial Corporation, Hormel Foods Corporation, ING Group and Communications Systems Inc. (telecommunications manufacturing).	2003	2006	9,500	(4)	*
Paul A. Hoff (56)	Vice President—Regional Telecom Industry for Onvoy, since 2003; Vice President, TotalTel Solutions from 2002 to 2003; Chief Executive Officer, Park Region Telephone from 1978 to 2002; Former Board Chair/CEO, National Exchange Carriers Association.	1993	2006	17,748	(5)	*
Gerald D. Pint (68)	Telecommunications consultant since September 1993; Group Vice President, Telecom Systems Group, 3-M Company, 1989 to 1993; Director, Inventronics Ltd. (telecommunications equipment company) and Communications Systems, Inc. (telecommunications manufacturing).	2003	2006	8,000	(1)	*
James O. Ericson (68)	Business consultant and private investor.	1995	2007	41,276	(5)	1.10%
Paul N. Hanson (57)	Vice President, Secretary and Treasurer of the Company; Chief Financial Officer, Vice President of Finance, Secretary and Treasurer of Communications Systems, Inc. (telecommunications manufacturing).	1990	2007	215,859	(6)	5.72%
Wayne E. Sampson (74)†	Management consultant; director of Communications Systems, Inc. (telecommunications manufacturing).	1990	2007	51,568	(7)	1.48%

†                     Wayne E. Sampson and Curtis A. Sampson are brothers and each is a first cousin to Steven H. Sjogren.

*                     Indicates ownership of less than one percent.

(1)             Represents shares deemed outstanding pursuant to options exercisable within sixty days.

(2)             The shares listed above include 321,701 shares owned by Mr. Sampson directly, 46,500 shares which may be purchased within 60 days pursuant to outstanding stock options, 15,037 shares owned by Mr. Sampson’s wife, 33,045 shares owned by the Communications Systems, Inc. Employee Stock Ownership Plan (“CSI ESOP”) of which Mr. Sampson is a trustee, and 97,108 shares owned by the Hector Communications Corporation Employee Stock Ownership Plan (“Hector ESOP”) of which Mr. Sampson is also a trustee. Mr. Sampson disclaims any beneficial ownership of the shares owned by his wife and the shares owned by the CSI ESOP and Hector ESOP in excess of the shares allocated to his accounts, which totaled 14,285 shares on December 31, 2004. See “Certain Transactions.”

(3)             Includes 34,925 shares owned by Mr. Sjogren directly, 36,500 shares deemed outstanding pursuant to options exercisable within sixty days and 97,108 shares owned by the Hector ESOP of which Mr. Sjogren is a trustee. Mr. Sjogren disclaims any beneficial ownership of the shares owned by the Hector ESOP in excess of the shares allocated to his account, which totaled 9,904 shares on December 31, 2004.

(4)             Includes 8,000 shares deemed outstanding pursuant to options exercisable within sixty days.

(5)             Includes 17,000 shares deemed outstanding pursuant to options exercisable within sixty days.

(6)             The shares listed above include 41,914 shares owned by Mr. Hanson directly, 34,167 shares which may be purchased within 60 days pursuant to outstanding stock options, 9,625 shares owned by Mr. Hanson’s wife, 33,045 shares owned by the CSI ESOP of which Mr. Hanson is a trustee and 97,108 shares owned by the Hector ESOP of which Mr. Hanson is also a trustee. Mr. Hanson disclaims any beneficial ownership of the shares owned by his wife and the CSI ESOP and Hector ESOP in excess of the shares allocated to his account, which totaled 5,886 shares as of December 31, 2004.

(7)             Includes 4,523 shares owned by Mr. Sampson directly, 14,000 shares which may be purchased within sixty days pursuant to outstanding stock options, and 33,045 shares owned by the CSI ESOP, of which Mr. Sampson is a trustee. Mr. Sampson disclaims any beneficial ownership of the shares owned by the CSI ESOP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership Table

The following table sets forth certain information with respect to the Company’s Common Stock beneficially owned by:  (i) each person known by the Company to own of record or beneficially five percent (5%) or more of the Company’s Common Stock, (ii) each Named Executive Officer listed under “Executive Compensation and Other Information,” and (iii) all officers and directors of the Company as a group based upon information available as of March 31, 2005 (unless otherwise noted). Ownership information for the Company’s directors is listed under “Proposal One:  Election of Directors.”

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class*
Curtis A. Sampson†	513,391	(1)	13.55%
211 South Main Street
Hector, MN 55342
Gabelli Asset Management Inc.	415,533	(2)	10.68%
One Corporate Center
Rye, New York 10580
North Atlantic Value LLP	377,170	(3)	10.08%
Ryder Court, 14 Ryder Street
London SW1Y60B, England
Opportunity Partners LP	296,300	(4)	7.92%
60 Heritage Drive
Pleasantville, NY 10570
Paul N. Hanson†	215,859	(5)	5.72%
213 South Main Street
Hector, MN 55342
Steven H. Sjogren†	168,533	(6)	4.46%
211 South Main Street
Hector, MN 55342
All directors and officers as a group (12 persons)	845,962	(7)	21.32%

*                    There are currently outstanding 157,800 shares of the Company’s Series A Convertible Preferred Stock, the majority of which are held by persons and entities directly or indirectly controlled by or affiliated with Gabelli Asset Management Inc. Holders of Preferred Stock have no voting rights, except in limited circumstances, but each share of Preferred Stock is convertible at any time at the option of the holder into one share of common stock. Except for the beneficial ownership of Gabelli Asset Management, Inc. (see footnote 2 below), the percent of class calculations in the right column above do not give effect to the conversion of any shares of Preferred Stock. Each of the other ownership percentages would decline by approximately 4% of the current Percent of Class listed above if such conversion was effected.

†                    Named Executive Officer of the Company.

(1)          See footnote 2 to the table under “Proposal One: Election of Directors.”

(2)          The aggregate number of shares listed are held by the following entities, which are deemed to be controlled, directly or indirectly, by or affiliated with Gabelli Asset Management Inc. as reported on the Schedule 13D/A filed with the SEC on January 7, 2005: GAMCO Investors, Inc., MJG Associates, Inc., and Lynch Interactive Corporation. The aggregate number of shares listed above includes 149,000 shares of the Company’s non-voting Series A Convertible Preferred Stock (which are convertible on a one for one basis at any time into the Company’s common stock).

(3)          Based on the Schedule 13D/A filed by North Atlantic Value LLP with the Securities and Exchange Commission on August 16, 2004.

(4)          Based on the Schedule 13D/A filed by Opportunity Partners LP with the Securities and Exchange Commission on February 22, 2005.

(5)          See footnote 6 to the table under “Proposal One: Election of Directors.”

(6)          See footnote 3 to the table under “Proposal One: Election of Directors.”

(7)          Includes 24,662 shares owned by spouses, 130,153 shares owned collectively by the CSI ESOP and the Hector ESOP, of which Messrs. Sampson and Hanson are trustees, and 227,167 shares deemed outstanding pursuant to options exercisable within sixty days. Messrs. Sampson and Hanson disclaim any beneficial ownership of the shares owned by the CSI ESOP and the Hector ESOP in excess of shares allocated to their accounts as described under footnotes 1 and 5 above.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s officers, directors and beneficial holders of 10% or more of the Company’s securities are required to file reports of their beneficial ownership with the Securities and Exchange Commission on Forms 3, 4 and 5. According to the Company’s records, all reports required to be filed during this period pursuant to Section 16(a) were timely filed, except as follows: a Form 4 was not timely filed by Mr. Skucius to report a purchase of common stock pursuant to an option exercise in February 2004; a Form 4 was not timely filed by Messrs. Braun, Hanson, C. Sampson, Sjogren and Skucius to report stock options granted in March 2004 pursuant to the Company’s Employee Stock Option Plan; a Form 4 was not timely filed by Mr. Hoff to report a purchase of common stock in March 2004; a Form 4 was not timely filed by Messrs. Bach, Ericson, Hoff, Pint, W. Sampson and Ms. Goldberg to report stock options granted in May 2004 pursuant to the Company’s Stock Option Plan for Non-Employee Directors. These officers and directors subsequently reported all of the transactions described above on a Form 4 or 5 filed with the SEC.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following tables show, for the fiscal years ending December 31, 2004, 2003 and 2002, the cash and other compensation paid to or accrued by the Company for the Company’s Chief Executive Officer and the two other executive officers of the Company who received cash compensation of more than $100,000 for all capacities served (the “Named Executive Officers”), as well as information relating to option grants, option exercises and fiscal year end option values applicable to such persons.

Summary Compensation Table

				Long-Term
				Compensation
				Awards
	Annual Compensation			Options	All Other
Name and Principal Position	Year	Salary	Bonus	(# of Shares)	Compensation(1)
Curtis A. Sampson(2)	2004	$200,000	$47,500	13,500	$16,400
Chief Executive Officer	2003	201,615	50,000	12,000	16,000
	2002	204,385	40,000	12,000	19,161
Steven H. Sjogren	2004	$143,654	$28,500	13,500	$13,892
Chief Operating Officer	2003	138,116	30,000	12,000	12,961
	2002	131,856	24,000	12,000	15,779
Paul N. Hanson(2)	2004	$83,654	$23,750	10,500	$8,653
Vice President of Finance,	2003	80,588	25,000	10,000	7,983
Secretary and Treasurer	2002	74,219	19,200	10,000	9,483

Note:         Certain columns have not been included in this table because the information called for therein is not applicable to the Company or the individual named above for the periods indicated.

(1)                       All other compensation for Messrs. Sampson and Sjogren consisted of Company contributions to the Company’s 401(k) Plan and Employee Stock Ownership Plan.

(2)                       Messrs. Sampson and Hanson each devote approximately 50% of his working time to the Company. The balance of their working time is devoted to Communications Systems, Inc., where Mr. Sampson serves as Chairman and Chief Executive Officer and Mr. Hanson serves as Chief Financial Officer, Vice President of Finance and Treasurer, for which they are separately compensated. See “Certain Transactions.”

Option Grants in 2004

		Individual Grants
		% of Total				Potential Realizable
		Options				Value at Assumed
		Granted to		Market		Annual Rates of Stock
		Employees	Exercise	Price		Price Appreciation
	Options	in Fiscal	Price	on Date	Expiration	for Option Term
Name	Granted	Year	per Share	of Grant	Date	5%	10%
Curtis A. Sampson	13,500	12.75%	$20.031	$18.21	03/23/09	$43,336	$125,501
Steven H. Sjogren	13,500	12.75%	18.210	18.21	03/23/09	67,920	150,085
Paul N. Hanson	10,500	9.92%	18.210	18.21	03/23/09	52,856	116,733

Aggregated Option Exercises in 2004
and Year-End Option Values

	Shares Acquired	Value Realized (Market Price at exercise less	Number of Unexercised Options at 12/31/04		Value of Unexercised In-The-Money Options at FY-End(1)
Name	on Exercise	exercise price)	Exercisable	Unexercisable	Exercisable	Unexercisable
Curtis A. Sampson	10,000	$48,500	48,500	13,000	$401,570	$51,851
Steven H. Sjogren	–0–	0	48,500	13,000	461,220	72,960
Paul N. Hanson	10,000	75,700	30,167	10,333	284,943	58,977

(1)          Based on the last sale price reported on AMEX of $21.85 per share on December 31, 2004.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Our executive compensation programs are administered by the Compensation Committee of the Board of Directors. The Committee is currently composed of independent, non-employee directors, none of whom was at any time during the past fiscal year an officer or employee of the Company, was formerly an officer of the Company or any of its subsidiaries, or had any employment relationship with the Company. Mr. Sampson, the Company’s Chairman and Chief Executive Officer, participated in the deliberations of the Compensation Committee that occurred during fiscal 2004 regarding executive compensation, but did not take part in deliberations regarding his own compensation. Mr. Sampson’s participation in the deliberations of the Compensation Committee included providing information on the performance of people who work at the Company and advisory recommendations regarding the appropriate levels of compensation for the Company’s officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee appointed by the Company’s Board of Directors has primary responsibility in regard to determinations relating to executive compensation and administration of the Company’s stock option plans, including authorizing awards under the Company’s Stock Plan. The Compensation Committee operates under a written charter adopted by the Company’s Board of Directors.

Compensation Policies

It is the objective of the Compensation Committee to pay compensation at levels that will attract, retain and motivate executives with superior leadership and management abilities and to structure the forms of compensation paid in order that their interests will be closely aligned with achievement of superior financial performance by the Company. With these objectives in mind, the compensation currently paid to the Company’s executive officers principally consists of three elements: base salary, bonus and stock option awards.

Compensation Elements

Base salaries of the Company’s executive officers are generally established by reference to base salaries paid to executives in similar positions with similar responsibilities based upon publicly available compensation surveys and limited informal surveys by Compensation Committee members. Base salaries are reviewed annually and adjustments are usually made during the first quarter of a fiscal year based primarily on individual and company performance during the immediately preceding fiscal year. Consideration is given by the Compensation Committee to both measurable financial performance, as well as subjective judgments by the Compensation Committee in regard to factors such as development and execution of strategic plans, changes in areas of responsibility, the development and management of employees and participation in industry, regulatory and political initiatives beneficial to the Company. The Compensation Committee does not, however, assign specific weights to these various quantitative and qualitative factors in reaching its decisions. In the first quarter of 2004, after taking into consideration 2003 results compared to 2002 results and subjective factors applicable to each individual, the Committee approved adjustments in 2004 base compensation that represented an average increase of 1.02% for the three executive officers named in the Executive Compensation tables above. By way of comparison, the Company’s revenues in 2003 increased approximately 5.9% from 2002 revenues and the Company’s operating income from continuing operations increased approximately 19.8% in 2003 compared to 2002.

Bonuses are intended to provide executives with an opportunity to receive additional cash compensation, but only if they earn it through Company and individual performance. After year-end results are available, the Committee determines each officer’s bonus based on the Company’s financial performance, principally operating income, as well as the Compensation Committee’s assessment of individual performance in the executive’s area of responsibility based on objective and subjective factors. The total amount of bonuses awarded to the three executive officers named in the Executive Compensation tables above for individual and Company performance in fiscal 2004 decreased approximately 5.0% to $99,750 compared to a total of $105,000 in bonuses paid for 2003 performance. The reduction in the level of bonuses paid to the three executive officers principally reflected the decline in the Company’s operating income from $7,957,000 in 2003 to $6,982,000 in 2004.

The Committee regards cash compensation paid to the Company’s executive officers as reasonable in relation to published information regarding compensation of executives with similar responsibilities and the Company’s financial performance. It should be noted that none of the named individuals has an employment contract with the Company or rights to any guaranteed severance payments in the event of termination.

Stock options are awarded to the Company’s executives under the Company’s 1999 Stock Plan. Stock options represent an additional vehicle for aligning management’s and shareholders’ interests, specifically motivating executives to remain focused on factors that will enhance the market value of the Company’s common stock. If there is no price appreciation in the common stock, the option holders receive no benefit from the stock options, because options are granted with an option exercise price at least equal to the fair market value of the common stock on the date of grant. During the first quarter of fiscal 2004, the Committee granted stock options to purchase 37,500 shares of common stock to the three executive officers named in the Executive Compensation tables above, which represented approximately 35 % of the total options granted to all officers and key employees, as compared to awards totaling 34,000 shares in the first quarter of 2003.

Chief Executive Officer Compensation

Mr. Curtis A. Sampson participates in the same executive compensation plans provided to other senior executives and is evaluated by the same factors applicable to the other executives as described above. In addition, Mr. Sampson’s compensation reflects his active leadership role in national telecommunications organizations and associations and the benefits his involvement in these activities provides to the Company. Mr. Sampson’s annual base compensation was reduced .8% to $200,000 at the beginning of 2004 and following the conclusion of 2004 Mr. Sampson was awarded a $47,500 bonus, compared to a $50,000 bonus at the beginning of 2003. These determinations reflected the same factors used in determining salary adjustments and bonus awards to the other named executive officers. Mr. Sampson’s total cash compensation of $247,500 with respect to 2004 was approximately 1.7% less than his total cash compensation for 2003. In addition, Mr. Sampson was granted options to purchase 13,500 shares of Company common stock in 2004, an increase of 1,500 shares from the option award he received in 2003. Because of his significant holdings of Company common stock, under applicable IRS rules, Mr. Sampson’s options are priced at 110% of the market price on the date of grant. Mr. Sampson devotes approximately 50% of his working time to the Company and 50% to Communications Systems, Inc., where he also serves as Chief Executive Officer. The Compensation Committee believes, based upon their general knowledge of compensation paid to other chief executives and published regional salary data (but without conducting a formal survey), that Mr. Sampson’s total compensation is below that which could be reasonably justified in relation to the scope of his responsibilities, as well as the financial performance of the Company.

Conclusion

The Committee believes the caliber and motivation of all our employees, and particularly our executives and key employees, are essential to the Company’s success. We will continue to evaluate and administer our compensation policies and programs in a manner that we believe serve the interests of our shareholders.

Submitted by the Compensation Committee of the Board of Directors
Luella Gross Goldberg
Paul A. Hoff

COMPARATIVE STOCK PERFORMANCE

The following graph presents, at the end of each of the Company’s last five fiscal years, the cumulative total return on the common stock of the Company as compared to the cumulative total return of Hickory Tech Corporation, which the Company has selected as a peer issuer in the same industry, the AMEX Media Communications Index, and the AMEX Total Return Index (U.S.). Company information and each index assumes in each case the investment of $100 on the last business day before January 1, 2000 and the reinvestment of all dividends.

Comparison of Five-Year Cumulative Total Return

	1999	2000	2001	2002	2003	2004
Hector Communications Corporation	$100.000	75.446	118.929	90.357	100.143	156.436
Hickory Tech Corporation	$100.000	140.430	119.330	69.370	87.170	84.460
AMEX Media Communications	$100.000	65.358	63.139	40.043	59.644	61.083
AMEX Total Return Index (U.S.)	$100.000	92.760	86.341	70.573	95.522	110.380

THE COMPANY’S AUDITORS

Olsen Thielen & Co., Ltd. (“Olsen Thielen”) has served as the auditors for the Company since 1990 and has been selected by the Board of Directors, upon recommendation of the Audit Committee, to serve as such for the fiscal year ending December 31, 2005, the current fiscal year. A representative of Olsen Thielen is expected to be present at the Annual Meeting and will have an opportunity to make a statement and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to the Company by Olsen Thielen for professional services rendered for the fiscal years ended December 31, 2004 and December 31, 2003. The Audit Committee considered and discussed with Olsen Thielen the provision of non-audit services to the Company and the compatibility of providing such services with maintaining its independence as the Company’s auditor.

Fee Category	2004	2003
Audit Fees	$214,540	$225,619
Audit-Related Fees	19,800	8,266
Tax Fees	54,990	50,094
All Other Fees	91,617	92,565
Total Fees	$380,947	$376,544

Audit Fees.   This category consists of fees billed for professional services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports and the individual audits of nine of the Company’s telephone subsidiaries, as required by their lenders.

Audit-Related Fees.   This category consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not otherwise reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions and divestitures and consultations concerning financial accounting and reporting standards. In 2004, these services also included audits of two employee benefit plans.

Tax Fees.   This category consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include federal and state tax compliance, and tax audit and tax claim for refund assistance.

All Other Fees.   This category consists of fees for products and services other than the services reported above. These services include assistance with statutory filings required by FCC and state regulatory commissions, compliance filings required by the Rural Utilities Service and general regulatory assistance.

Audit Committee Pre-approval Policies and Procedures

It is the policy of the Committee to restrict the “non-audit” services that may be provided to the Company by Olsen Thielen, the Company’s independent auditor, to services that can clearly be regarded as

“non-audit” services and to services that would not compromise the independence of Olsen Thielen. In addition to approving the engagement of Olsen Thielen to audit the Company’s consolidated financial statements prior to commencement of the audit, it is the policy of the Committee to approve all use of the Company’s independent auditor for non-audit services prior to any such engagement.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for independent, objective oversight of the Company’s financial accounting and reporting, by overseeing the system of internal controls established by management and monitoring the participation of management and the independent auditors in the financial reporting process. The Audit Committee is comprised of independent directors, and acts under a written charter. Each of the current members of the Audit Committee is independent under applicable SEC rules and the American Stock Exchange listing standards.

The Audit Committee held five meetings during fiscal year 2004. The meetings were designed to facilitate and encourage private communication between the Audit Committee and the Company’s independent accountants, Olsen Thielen & Co., Ltd.

During the meetings, the Audit Committee reviewed and discussed the Company’s financial statements with management and Olsen Thielen. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The discussions with Olsen Thielen also included the matters required by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees), as amended by SAS 89 and SAS 90 (Audit Committee Communications).

The Audit Committee received the written disclosures and the letter from Olsen Thielen required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Olsen Thielen their independence as the Company’s independent auditor.

Based on the discussions with management and Olsen Thielen, the Audit Committee’s review of the representations of management and the report of Olsen Thielen, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission for the year ended December 31, 2004.

Submitted by the Audit Committee of the Board of Directors

Ronald J. Bach	Paul A. Hoff	Gerald D. Pint

THE PRECEDING REPORT SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 (THE “1933 ACT”) OR THE SECURITIES EXCHANGE ACT OF 1934 (THE “1934 ACT”), EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER THE 1933 ACT OR THE 1934 ACT.

OTHER INFORMATION

Certain Transactions

The Company receives certain staff services and systems from Communications Systems, Inc. pursuant to an agreement entered into in August 1990, with the costs and expenses of such services paid by the Company. In 2004 and 2003 the Company paid CSI, respectively, $293,000 and $208,000 for such services, amounts which management believes is less than what the Company would pay if it was required to pay for such services from another vendor.

In fiscal year 2004, two of the Company’s executive officers, Curtis A. Sampson and Paul N. Hanson, each devoted approximately 50% of their working time to the Company. In fiscal year 2004, Charles A. Braun, also an executive officer of the Company, devoted approximately 80% of his working time to the Company. Messrs. Sampson, Hanson and Braun devoted substantially all of the remainder of their working time to CSI, of which Mr. Sampson serves as Chairman and Chief Executive Officer; Mr. Hanson serves as Chief Financial Officer, Vice President of Finance, Secretary and Treasurer; and Mr. Braun serves as Staff Accountant. These officers are separately compensated for their services to CSI.

Contacting the Board of Directors

Any shareholder who desires to contact our Board of Directors may do so by writing to the Board of Directors generally, or to an individual director, at: Hector Communications Corporation, 211 South Main Street, Hector, Minnesota 55342. Communications received will be distributed to the full Board of Directors, a committee or an individual director, as appropriate, depending on the request of the shareholder sending the communication and other facts and circumstances outlined in the communication received. For example, a complaint or other communication regarding accounting, internal accounting controls or auditing matters will be forwarded to the Chair of the Audit Committee for review. Complaints or other communications may be submitted on a confidential or anonymous basis.

Shareholder Proposals For 2006 Annual Meeting

The proxy rules of the Securities and Exchange Commission permit shareholders of the Company, after timely notice to the Company, to present proposals for shareholder action in the Company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by Company action in accordance with the Commission’s proxy rules. The next annual meeting of the shareholders of Hector Communications Corporation is expected to be held on or about May 24, 2006 and proxy materials in connection with that meeting are expected to be mailed on or about April 11, 2006. Shareholder proposals prepared in accordance with the Commission’s proxy rules must be received at the Company’s corporate office, 211 South Main Street, Hector, Minnesota 55342, Attention: President, by December 12, 2005, in order to be considered for inclusion in the Board of Directors’ Proxy Statement and proxy card for the 2006 Annual Meeting of Shareholders. Any such proposals must be in writing and signed by the shareholder.

The Bylaws of the Company establish an advance notice procedure with regard to (i) certain business to be brought before an annual meeting of shareholders of the Company and (ii) the nomination by shareholders of candidates for election as directors.

Properly Brought Business.   The Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder’s intention to bring such business before the meeting. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days nor more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. Notice relating to the conduct of such business at an annual meeting must contain certain information as described in Section 2.9 of the Company’s Bylaws, which are available for inspection by shareholders at the Company’s principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. Nothing in the Bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with the Company’s Bylaws.

Shareholder Nominations.   The Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days nor more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in Section 3.7 of the Company’s Bylaws, which are available for inspection by shareholders as described above. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.

Other Matters; Annual Report

Management knows of no other matters that will be presented at the meeting. If any other matters arise at the meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the judgment of the persons named in the proxy.

The Company is transmitting with this Proxy Statement its Annual Report for the year ended December 31, 2004. Shareholders may receive, without charge, a copy of the Company’s 2004 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, by writing to Secretary, Hector Communications Corporation, 211 South Main Street, Hector, Minnesota 55342.

By Order of the Board of Directors,
Paul N. Hanson
Secretary

 Please detach here

1. ELECTION OF DIRECTORS:	01 Ronald J. Bach	03 Steven H. Sjogren	☐	Vote FOR	☐	Vote WITHHELD
	02 Curtis A. Sampson			all nominees		from all nominees
(except as marked)

Directors recommend a vote “FOR” each of the above-named Directors.
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. In their discretion upon any matters coming before the meeting.

UNLESS OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED IN PROPOSAL ONE.

Address Change? Mark Box				Dated:		, 2005
Indicate changes below:	☐

Please date and sign exactly as your name(s) appears below indicating, where proper, official position or representative capacity in which you are signing. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

HECTOR COMMUNICATIONS
CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

May 24, 2005
2:00 p.m. Central Daylight Time

Offices of:
Communications Systems, Inc.

6475 City West Parkway

Eden Prairie, Minnesota

HECTOR COMMUNICATIONS CORPORATION	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 24, 2005

The undersigned hereby appoints Luella G. Goldberg, Paul A. Hoff and Gerald D. Pint, or any of them, as proxies, with full power of substitution to vote all the shares of common stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Hector Communications Corporation, to be held May 24, 2005, at 2:00 p.m. Central Daylight Time at the offices of Communications Systems, Inc., 6475 City West Parkway, Eden Prairie, Minnesota, or at any adjournment thereof, upon any and all matters which may properly be brought before the meeting or adjournment thereof, hereby revoking all former proxies.

See reverse for voting instructions.